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                                 United States
                       Securities and Exchange Commission
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No.3)*


                               AGCO Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   001084102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               November 30, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)

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                                                                     Page 2 of 4

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No 001084102

                                  SCHEDULE 13G

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      SAME DEUTZ-FAHR S.p.A.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.   (SEE INSTRUCTIONS)                                        (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Italy
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            3,534,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             Nil
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,534,000
       PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          Nil
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,534,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                     [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.
      4.9
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.   (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------
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CUSIP No 001084102

ITEM 1(a)      NAME OF ISSUER:

               AGCO Corporation
               ----------------------------------------------------------------
ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4205 River Green Parkway, Duluth, Georgia 30096, USA
               ----------------------------------------------------------------

ITEM 2(a)      NAME OF PERSON FILING:

               SAME DEUTZ-FAHR S.p.A
               ----------------------------------------------------------------
ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Viale Francesco Cassani n. 14,24047 Treviglio (Bg), ITALY
               ----------------------------------------------------------------
ITEM 2(c)      CITIZENSHIP:

               Italy
               ----------------------------------------------------------------
ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock
               ----------------------------------------------------------------
ITEM 2(e)      CUSIP NUMBER:

               001084102
               ----------------------------------------------------------------

ITEM 3         Not applicable

ITEM 4         OWNERSHIP:

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a)  AMOUNT BENEFICIALLY OWNED:                 3,534,000
                                                              -----------
               (b)  PERCENT OF CLASS:                             4.9
                                                              -----------
               (c)  NUMBER OF SHARES AS TO WHICH SUCH
                    PERSON HAS:                               -----------

                    (i)   Sole power to vote or to direct the
                          vote                                 3,534,000
                                                              -----------
                    (ii)  Shared power to vote or to direct
                          the vote                             -
                                                              -----------
                    (iii) Sole power to dispose or to direct
                          the disposition of                   3,534,000
                                                              -----------
                    (iv)  Shared power to dispose or to
                          direct the disposition of            -
                                                              -----------
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                                                                     Page 4 of 4

CUSIP No 001084102


ITEM 5               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6               Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                     The 3,534,000 shares of common stock in AGCO Corporation referred to in Item 4 are directly held by SAME DEUTZ-FAHR INTERNATIONAL, S.A.. SAME DEUTZ-FAHR INTERNATIONAL S.A. is a Luxembourg company having its principal place of business at 54, Boulevard Napoleon 1er, L-2210, Luxembourg. SAME DEUTZ-FAHR INTERNATIONAL S.A. is a wholly (one hundred per cent) owned subsidiary of SAME DEUTZ-FAHR S.p.A.

ITEM 8               Not applicable

ITEM 9               Not applicable

ITEM 10              CERTIFICATION

                     (a)  Not applicable

                     (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          December 3, 2001
                                                      --------------------------

                                                      /s/ Massimo Bordi
                                                      --------------------------
                                                           Massimo Bordi
                                                       Chief Executive Officer